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                      January 23, 2023

       Lee Keat Hin
       Chief Financial Officer
       DUET Acquisition Corp.
       V03-11-02, Designer Office
       V03, Lingkaran SV, Sunway Velocity,
       Kuala Lumpur, Malaysia

                                                        Re: DUET Acquisition
Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            Amendment No. 1 to
Form 10-K for the fiscal year ended December 31, 2021
                                                            30, 2021
                                                            Amendment No. 2 to
Form 10-K for the fiscal year ended December 31, 2021
                                                            File No. 001-41237

       Dear Lee Keat Hin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction